Exhibit 10-H-1



                DESCRIPTION OF AMENDMENTS TO
                  BENEFIT EQUALIZATION PLAN
                  -------------------------

Amendment adopted January 11, 1996:

     The Benefit Equalization Plan (the "BEP") was amended to allow employees to make investment elections in their BEP savings plan account that are independent of investment elections made with respect to their Savings and Stock Investment Plan for Salaried Employees (the "SSIP") accounts. Previously, BEP accounts were adjusted to reflect elections made by employees under the SSIP. Such employees may elect to have their "phantom" accounts under the unfunded BEP be based on any of the investment elections offered under the SSIP.


Amendment adopted January 25, 1996:

     The BEP was amended to provide that the Company matching contributions that would otherwise have been made either to the SSIP or credited to the employee's BEP savings plan account if the employee had not elected a base salary deferral under the terms of the recently adopted Deferred Compensation Plan ("DCP") will be provided under the BEP. The unfunded BEP was amended to provide the benefit because amounts of base salary that an employee elects to defer under the DCP cannot under the Internal Revenue Code be used to determine the amount of the benefit under the tax-qualified SSIP.